Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 UNAUDITED FINANCIAL RESULTS

BEIJING, February 21, 2017 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter Highlights

•	Total revenues were US$412 million[1], down 12% year-over-year and flat quarter-over-quarter.

•	Brand advertising revenues were US$99 million, down 30% year-over-year and 11% quarter-over-quarter.

•	Sogou[2] revenues were US$172 million, up 4% year-over-year and 3% quarter-over-quarter.

•	Online game revenues were US$95 million, down 25% year-over-year and 3% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$66 million, or US$1.71 loss per fully-diluted share.

Non-GAAP3 net loss attributable to Sohu.com Inc. was US$69 million, or US$1.79 loss per fully-diluted share.

Fiscal Year 2016 Highlights

•	Total revenues were US$1.65 billion, down 15% compared with 2015.

•	Brand advertising revenues were US$448 million, down 22% compared with 2015.

•	Sogou revenues were US$660 million, up 12% compared with 2015.

•	Online game revenues were US$396 million, down 38% compared with 2015.

•	GAAP net loss attributable to Sohu.com Inc. was US$226 million, or US$5.83 loss per fully-diluted share.

Non-GAAP net loss attributable to Sohu.com Inc. was US$219 million, or US$5.65 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “Looking back at 2016, we faced a challenging operating environment. The sluggish economy, intensified competition and tightening regulatory rules on search industry impacted Sohu Group’s financial performance. However, these challenges didn’t stop us from pursuing innovation across our key products and exploring new business opportunities. We saw encouraging progress in each of our major business lines. For Sohu Media Portal, through improved content and product design, the Sohu News App gained solid user traction. For Sohu Video, we made original production one of our top priorities as we released several hit shows and the exclusive content helped us rapidly expand our subscriber base. For Sogou, mobile search traffic and revenues continued to outgrow the industry, and we have made artificial intelligence, or AI, a major cornerstone of our long-term strategic direction. And lastly, Changyou focused their efforts on building a pipeline of high quality mobile games. It now prepares to roll out a few promising titles, including the Legacy TLBB mobile game, in 2017.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In 2016, Sogou strengthened its competitive position through product differentiation and AI-powered technology innovation. We launched and upgraded a series of vertical channels, including English, Academic and Healthcare. We also rolled out the first cross-language search engine globally that uses our proprietary machine translation technology. Sogou’s traffic and revenue share trended higher. Compared to a year ago, mobile search traffic grew 70%. As the No. 1 mobile app for voice input in China, Sogou Mobile Keyboard’s daily voice input more than doubled to over 200 million times.”

[1]	For the fourth quarter of 2016, on a yearly basis, depreciation of the RMB against the U.S. dollar impacted our reported financial results. If the exchange rate in the fourth quarter of 2016 had been the same as it was in the fourth quarter of 2015, or RMB6.39=US$1.00, total revenues in the fourth quarter of 2016 would have been US$440 million, or US$28 million higher than GAAP total revenues, and down 6% year-over-year.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Fourth Quarter Financial Results

Revenues

Total revenues for the fourth quarter of 2016 were US$412 million, down 12% year-over-year and flat quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the fourth quarter of 2016 were US$251 million, down 14% year-over-year and 4% quarter-over-quarter.

Brand advertising revenues for the fourth quarter of 2016 totaled US$99 million, down 30% year-over-year and 11% quarter-over-quarter. The year-over-year decrease was mainly attributable to a decrease in the video advertising business. The quarter-over-quarter decrease was mainly attributable to decreases in revenues from the media portal and 17173 advertising businesses.

Search and search-related revenues for the fourth quarter of 2016 were US$153 million, up 1% year-over-year and quarter-over-quarter.

Online game revenues for the fourth quarter of 2016 were US$95 million, down 25% year-over-year and 3% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 44% for the fourth quarter of 2016, compared with 57% in the fourth quarter of 2015 and 46% in the third quarter of 2016.

Both GAAP and non-GAAP gross margin for the online advertising business for the fourth quarter of 2016 was 33%, compared with 47% in the fourth quarter of 2015 and 32% in the third quarter of 2016.

Both GAAP and non-GAAP gross margin for the brand advertising business in the fourth quarter of 2016 was 9%, compared with 38% in the fourth quarter of 2015 and 8% in the third quarter of 2016. The year-over-year decrease was mainly due to decreased video revenues and increased video content cost.

Both GAAP and non-GAAP gross margin for the search and search-related business in the fourth quarter of 2016 was 48%, compared with 55% in the fourth quarter of 2015 and 49% in the third quarter of 2016. The year-over-year decrease was mainly due to higher traffic acquisition cost as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games in the fourth quarter of 2016 was 78%, compared with 78% in the fourth quarter of 2015 and 76% in the third quarter of 2016.

Operating Expenses

For the fourth quarter of 2016, GAAP operating expenses totaled US$232 million, down 6% year-over-year and 3% quarter-over-quarter. Non-GAAP operating expenses were US$229 million, up 3% year-over-year and 1% quarter-over-quarter.

Operating Profit /(Loss)

GAAP operating loss for the fourth quarter of 2016 was US$52 million, compared with an operating profit of US$19 million in the fourth quarter of 2015 and an operating loss of US$52 million in the third quarter of 2016. The year-over-year change in profitability was mainly attributable to the decrease in brand advertising and online games revenues, coupled with the increase in video content cost.

Non-GAAP operating loss for the fourth quarter of 2016 was US$49 million, compared with an operating profit of US$44 million in the fourth quarter of 2015 and an operating loss of US$38 million in the third quarter of 2016.

Other Income

Other income for the fourth quarter of 2016 was US$6 million, compared with other income of US$2 million in the fourth quarter of 2015 and other income of US$4 million in the third quarter of 2016.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$6 million for the fourth quarter of 2016, compared with income tax expense of US$20 million in the fourth quarter of 2015 and income tax expense of US$1 million in the third quarter of 2016.

Net Income /(Loss)

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the fourth quarter of 2016 was US$37 million, compared with a net income of US$9 million in the fourth quarter of 2015 and net loss of US$42 million in the third quarter of 2016. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the fourth quarter of 2016 was US$34 million, compared with a net income of US$34 million in the fourth quarter of 2015 and net loss of US$29 million in the third quarter of 2016.

GAAP net loss attributable to Sohu.com Inc. for the fourth quarter of 2016 was US$66 million, or US$1.71 loss per fully-diluted share, compared with a net loss of US$31 million in the fourth quarter of 2015 and net loss of US$75 million in the third quarter of 2016. Non-GAAP net loss attributable to Sohu.com Inc. for the fourth quarter of 2016 was US$69 million, or US$1.79 loss per fully-diluted share, compared with a net loss of US$13 million in the fourth quarter of 2015 and net loss of US$65 million in the third quarter of 2016.

Liquidity

As of December 31, 2016, the Sohu Group had cash and cash equivalents and short-term investments of US$1.30 billion compared with US$1.42 billion as of December 31, 2015.

Fiscal Year 2016 Financial Results

Revenues

Total revenues for 2016 were US$1.65 billion, down 15% compared with 2015.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for 2016 were US$1.05 billion, down 6% compared with 2015.

Brand advertising revenues for 2016 were US$448 million, down 22% compared with 2015, mainly due to the drag of the video businesses.

Search and search-related revenues for 2016 were US$597 million, up 11% compared with 2015. The increase was mainly driven by continued growth in mobile traffic.

Online game revenues for 2016 were US$396 million, down 38% compared with 2015. The year-over-year decrease was mainly due to the natural decline in revenues of Changyou’s older games, and a decrease in Web game revenues upon the completion of the sale of the 7Road business in 2015.

Gross Margin

Both GAAP and non-GAAP gross margin was 48% for 2016, compared with 56% in 2015.

Both GAAP and non-GAAP gross margin for the online advertising business for 2016 was 37%, compared with 44% in 2015.

Both GAAP and non-GAAP gross margin for the brand advertising business for 2016 was 17%, compared with 34% in 2015. The decrease mainly reflected a decrease in advertising revenues and increasing video content cost.

Both GAAP and non-GAAP gross margin for the search and search-related business for 2016 was 51%, compared with 56% in 2015. The decrease in gross margin was mainly due to higher traffic acquisition costs as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games for 2016 was 76%, compared with 75% in 2015.

Operating Expenses

For 2016, GAAP operating expenses totaled US$908 million, down 9% compared with 2015. Non-GAAP operating expenses were US$889 million, down 6% compared with 2015. The decreases were primarily due to decreases in salary and compensation expenses.

Operating Profit /(Loss)

GAAP operating loss for 2016 was US$117 million, compared with an operating profit of US$82 million in 2015.

Non-GAAP operating loss for 2016 was US$98 million, compared with an operating profit of US$136 million in 2015.

Other Income /(Expense)

Other expense for 2016 was US$11 million, mainly related to a donation of US$27.8 million made by Sogou to Tsinghua University in the second quarter of 2016, compared with other income of US$75 million in 2015, which included gain recognized from the divestment of 7Road in the third quarter of 2015.

Income Tax Expense

Both GAAP and non-GAAP income tax expense for 2016 was US$21 million, compared with income tax expense of US$77 million in 2015.

Net Income /(Loss)

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for 2016 was US$115 million, compared with net income of US$109 million in 2015. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for 2016 was US$96 million, compared with net income of US$162 million in 2015.

GAAP net loss attributable to Sohu.com Inc. for 2016 was US$226 million, or US$5.83 loss per fully-diluted share, compared with a net loss of US$51 million in 2015. Non-GAAP net loss attributable to Sohu.com Inc. for 2016 was US$219 million, or US$5.65 loss per fully-diluted share, compared with a net loss of US$4 million in 2015.

Business Outlook

For the first quarter of 2017, Sohu estimates:

•	Total revenues to be between US$345 million and US$375 million.

•	Brand advertising revenues to be between US$75 million and US$85 million; this implies an annual decrease of 32% to 40% and a sequential decrease of 14% to 24%.

•	Sogou revenues to be between US$145 million and US$155 million; this implies an annual decrease of 2% to an annual increase of 5% and a sequential decrease of 10% to 15%.

•	Online game revenues to be between US$80 million and US$90 million; this implies an annual decrease of 12% to 22% and a sequential decrease of 6% to 16%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$45 million and US$55 million. Assuming no new grants of share-based awards and that the market price of our shares is unchanged; we estimate that compensation expense relating to share-based awards will be around US$5 million. Including the impact of these share-based awards, GAAP net loss before non-controlling interest to be between US$50 million and US$60 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$60 million and US$70 million, and non-GAAP loss per fully-diluted share to be between US$1.55 and US$1.80. Including the impact of the aforementioned share-based awards, and netting off approximately US$1 million of Sohu’s economic interests in Changyou and Sogou, GAAP net loss attributable to Sohu.com Inc. to be between US$64 million and US$74 million, and GAAP loss per fully-diluted share to be between US$1.65 and US$1.90.

For the first quarter 2017 guidance, the Company has adopted a presumed exchange rate of RMB7.00=US$1.00, as compared with the actual exchange rate of approximately RMB6.53=US$1.00 for the first quarter of 2016, and RMB6.83=US$1.00 for the fourth quarter of 2016.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, February 21, 2017 (9:30 p.m. Beijing/Hong Kong time, February 21, 2017) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on February 21 through February 28, 2017. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	60086018

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com .

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-first year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Revenues:
Online advertising
Brand advertising	$98,695	$110,871	$140,927	$447,956	$577,114
Search and search-related	152,500	150,667	151,251	597,133	539,521

Subtotal	251,195	261,538	292,178	1,045,089	1,116,635

Online games	95,400	98,553	127,001	395,709	636,846
Others	65,164	50,491	46,924	209,633	183,610

Total revenues	411,759	410,582	466,103	1,650,431	1,937,091

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $-91, $265, $534, $163 and $1,381, respectively)	89,658	102,137	87,625	371,085	383,187
Search and search-related (includes stock-based compensation expense of $168, $4, $211, $172 and $330, respectively)	79,611	76,457	68,108	290,158	238,944

Subtotal	169,269	178,594	155,733	661,243	622,131

Online games (includes stock-based compensation expense of $-5, $26, $45, $31 and $37, respectively)	20,936	23,719	28,266	96,168	156,315
Others	41,606	20,571	17,552	102,389	80,618

Total cost of revenues	231,811	222,884	201,551	859,800	859,064

Gross profit	179,948	187,698	264,552	790,631	1,078,027
Operating expenses:
Product development (includes stock-based compensation expense of $3,383, $4,105, $9,665, $9,184 and $19,343, respectively)	91,499	90,007	102,402	353,144	398,143
Sales and marketing (includes stock-based compensation expense of $1,467, $752, $1,482, $2,394 and $3,055, respectively)	116,183	110,584	98,230	434,780	383,931
General and administrative (includes stock-based compensation expense of $-1,949, $8,018, $13,042, $7,176 and $29,297, respectively)	23,914	38,670	44,946	119,841	173,160
Goodwill impairment and impairment of intangibles via acquisitions of businesses	—	—	—	—	40,324

Total operating expenses	231,596	239,261	245,578	907,765	995,558

Operating (loss) /profit	(51,648)	(51,563)	18,974	(117,134)	82,469
Other income /(expense)	6,258	3,678	1,590	(10,713)	74,526
Interest income	5,051	6,327	7,748	22,499	30,643
Interest expense	(205)	(209)	(1,744)	(1,356)	(7,184)
Exchange difference	9,257	702	1,885	12,803	5,337

(Loss) /income before income tax expense	(31,287)	(41,065)	28,453	(93,901)	185,791
Income tax expense	5,800	974	19,656	21,072	76,936

Net (loss) /income	(37,087)	(42,039)	8,797	(114,973)	108,855

Less: Net income attributable to the noncontrolling interest shareholders	28,810	32,775	39,197	109,048	146,542
Deemed dividend to non-controlling Sogou series A preferred shareholders	—	—	—	—	11,911

Net loss attributable to Sohu.com Inc.	(65,897)	(74,814)	(30,400)	(224,021)	(49,598)

Basic net loss per share attributable to Sohu.com Inc.	$(1.70)	$(1.93)	$(0.79)	$(5.79)	$(1.28)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,739	38,728	38,646	38,706	38,598

Diluted net loss per share attributable to Sohu.com Inc.	$(1.71)	$(1.94)	$(0.80)	$(5.83)	$(1.32)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,739	38,728	38,646	38,706	38,598

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2016	As of Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,050,957	$1,245,205
Restricted time deposits (a)	—	227,285
Short-term investments	247,926	174,515
Accounts receivable, net	189,167	273,617
Prepaid and other current assets (b)	260,133	154,217
Assets held for sale (c)	103,079	—

Total current assets	1,851,262	2,074,839

Long-term investments	74,273	62,093
Fixed assets, net	503,631	508,692
Goodwill (c)	68,290	154,219
Intangible assets, net	32,131	55,415
Restricted time deposits (a)	269	136,694
Prepaid non-current assets	4,734	6,254
Other assets (b)	29,100	43,988

Total assets	$2,563,690	$3,042,194

LIABILITIES
Current liabilities:
Accounts payable	$193,209	$129,025
Accrued liabilities	324,876	309,657
Receipts in advance and deferred revenue	118,951	135,385
Accrued salary and benefits	92,475	99,631
Taxes payable	40,014	67,480
Short-term bank loans (a)	—	344,500
Other short-term liabilities	159,315	154,017
Liabilities held for sale (c)	3,902	—

Total current liabilities	$932,742	$1,239,695

Long-term accounts payable	744	4,600
Long-term tax payable	32,625	24,732
Deferred tax liabilities (b)	39,784	42,415

Total long-term liabilities	$73,153	$71,747

Total liabilities	$1,005,895	$1,311,442

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	993,580	1,241,022
Noncontrolling Interest	564,215	489,730

Total shareholders’ equity	$1,557,795	$1,730,752

Total liabilities and shareholders’ equity	$2,563,690	$3,042,194

Note:

(a)	Changyou had repaid all of the remaining bank loans of $345 million, and restricted time deposits of $355 million that secured these loans were released during the first quarter of 2016.
(b)	The Company early adopted the Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes, retrospectively from the fourth quarter of 2016. The guidance requires current deferred income tax assets and liabilities to be classified as non-current assets and liabilities in balance sheet. As a result of the adoption of this guidance, $4.7 million of current deferred tax assets recorded in prepaid and other current assets, and $24.9 million of deferred tax liabilities were reclassified to non-current as of December 31, 2015.
(c)	Changyou’s management had an intention to divest its interest in MoboTap in the third quarter of 2016. Therefore, the assets and liabilities of MoboTap were recognized as “Assets held for sale” and “Liabilities held for sale,” respectively, since the third quarter of 2016.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Dec. 31, 2016					Three Months Ended Sep. 30, 2016					Three Months Ended Dec. 31, 2015
	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP
		(91)	(a	)			265	(a	)			534	(a	)

Brand advertising gross profit	$9,037	$(91)			$8,946	$8,734	$265			$8,999	$53,302	$534			$53,836

Brand advertising gross margin	9%				9%	8%				8%	38%				38%

		168	(a	)			4	(a	)			211	(a	)

Search and search-related gross profit	$72,889	$168			$73,057	$74,210	$4			$74,214	$83,143	$211			$83,354

Search and search-related gross margin	48%				48%	49%				49%	55%				55%

		77	(a	)			269	(a	)			745	(a	)

Online advertising gross profit	$81,926	$77			$82,003	$82,944	$269			$83,213	$136,445	$745			$137,190

Online advertising gross margin	33%				33%	32%				32%	47%				47%

		(5)	(a	)			26	(a	)			45	(a	)

Online games gross profit	$74,464	$(5)			$74,459	$74,834	$26			$74,860	$98,735	$45			$98,780

Online games gross margin	78%				78%	76%				76%	78%				78%

Others gross profit	$23,558	$—	(a	)	$23,558	$29,920	$—	(a	)	$29,920	$29,372	$—	(a	)	$29,372

Others gross margin	36%				36%	59%				59%	63%				63%

		72	(a	)			295	(a	)			790	(a	)

Gross profit	$179,948	$72			$180,020	$187,698	$295			$187,993	$264,552	$790			$265,342

Gross margin	44%				44%	46%				46%	57%				57%

Operating expenses	$231,596	$(2,901)	(a	)	$228,695	$239,261	$(12,875)	(a	)	$226,386	$245,578	$(24,189)	(a	)	$221,389

		2,973	(a	)			13,170	(a	)			24,979	(a	)

Operating (loss) /profit	$(51,648)	$2,973			$(48,675)	$(51,563)	$13,170			$(38,393)	$18,974	$24,979			$43,953

Operating margin	-13%				-12%	-13%				-9%	4%				9%

Income tax expense	$5,800	$—	(a	)	$5,800	$974	$—	(a	)	$974	$19,656	$—	(a	)	$19,656

		2,973	(a	)			13,147	(a	)			25,047	(a	)

Net (loss) /income before non-controlling interest	$(37,087)	$2,973			$(34,114)	$(42,039)	$13,147			$(28,892)	$8,797	$25,047			$33,844

		2,973	(a	)			13,147	(a	)			25,047	(a	)
		(6,051)	(b	)			(2,806)	(b	)			(7,352)	(b	)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(66,411)	$(3,078)			$(69,489)	$(75,286)	$10,341			$(64,945)	$(30,746)	$17,695			$(13,051)

Diluted net loss per share attributable to Sohu.com Inc.	$(1.71)				$(1.79)	$(1.94)				$(1.68)	$(0.80)				$(0.34)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,739				38,739	38,728				38,728	38,646				38,646

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Twelve Months Ended Dec. 31, 2016					Twelve Months Ended Dec. 31, 2015
	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP
		163	(a	)			1,381	(a	)

Brand advertising gross profit	$76,871	$163			$77,034	$193,927	$1,381			$195,308

Brand advertising gross margin	17%				17%	34%				34%

		172	(a	)			330	(a	)

Search and search-related gross profit	$306,975	$172			$307,147	$300,577	$330			$300,907

Search and search-related gross margin	51%				51%	56%				56%

		335	(a	)			1,711	(a	)

Online advertising gross profit	$383,846	$335			$384,181	$494,504	$1,711			$496,215

Online advertising gross margin	37%				37%	44%				44%

		31	(a	)			37	(a	)

Online games gross profit	$299,541	$31			$299,572	$480,531	$37			$480,568

Online games gross margin	76%				76%	75%				75%

Others gross profit	$107,244	$—	(a	)	$107,244	$102,992	$—	(a	)	$102,992

Others gross margin	51%				51%	56%				56%

		366	(a	)			1,748	(a	)

Gross profit	$790,631	$366			$790,997	$1,078,027	$1,748			$1,079,775

Gross margin	48%				48%	56%				56%

Operating expenses	$907,765	$(18,754)	(a	)	$889,011	$995,558	$(51,695)	(a	)	$943,863

		19,120	(a	)			53,443	(a	)

Operating (loss) /profit	$(117,134)	$19,120			$(98,014)	$82,469	$53,443			$135,912

Operating margin	-7%				-6%	4%				7%

Income tax expense	$21,072	$—	(a	)	$21,072	$76,936	$—	(a	)	$76,936

		19,118	(a	)			53,511	(a	)

Net (loss) /profit before non-controlling interest	$(114,973)	$19,118			$(95,855)	$108,855	$53,511			$162,366

							53,511	(a	)
		19,118	(a	)			(18,230)	(b	)
		(12,260)	(b	)			11,911	(c	)

Net loss attributable to Sohu.com Inc for diluted net loss per share	$(225,660)	$6,858			$(218,802)	$(50,829)	$47,192			$(3,637)

Diluted net loss per share attributable to Sohu.com Inc.	$(5.83)				$(5.65)	$(1.32)				$(0.09)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,706				38,706	38,598				38,693

Note:

(a)	To eliminate the impact of share-based awards measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Dividend or deemed dividend to non-controlling Sogou series A preferred shareholders.